Exhibit 99.1

News Release

Cenveo Updates Shareholders
Re-affirms 3rd Quarter Adjusted EBITDA Guidance
Board of Directors Authorizes Share Repurchase Program

STAMFORD, CT – (October 7, 2008) - Robert G. Burton, Sr., Chairman and Chief Executive Officer of Cenveo, Inc. (NYSE: CVO), today gave shareholders the following update:

 "Given the recent unprecedented volatility in the financial markets and the Company’s share price, I wanted to update our shareholders that our business plan remains on track. Although we have not finalized our third quarter results, I believe that our results for the third quarter will be consistent with the financial targets that we issued on our last earnings call of $80 million of adjusted EBITDA.  Despite a very challenging economic climate, the Company continues to perform well and will be able to deliver on its financial commitments by improving margins and paying down debt during the 3rd quarter. During my thirty plus year business career I have personally witnessed many periods of economic unrest and widespread uncertainty. Even during those periods, we were able to be successful by following a simple game plan that focused on matching costs with revenues. These times are no different. We will continue to navigate through these difficult times by following that game plan, and I am very confident that we will be successful in the long run here at Cenveo, as we have been in the past.

Also given the current weakness in the Company’s share price, the Board of Directors has authorized a $15 million share repurchase program. The repurchase plan approved is effective for 12 months and may be limited or terminated at any time without prior notice.  Stock repurchases under the plan may be made through open-market and privately negotiated transactions.  The timing and actual number of shares (if any) that the Company actually repurchases will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

The Company always looks to be opportunistic in regards to all of the publicly-traded components of its capital structure. This action by the Board provides the flexibility to take advantage of market conditions with respect to the Company’s shares. As we are with all of our capital investments, we will be financially prudent with this or any capital allocation. As I stated before, despite the current credit and economic conditions, I remain optimistic about the Company’s short and long term prospects. I look forward to sharing these positive successes in more detail on our conference call on November 6th.”

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In addition to results presented in accordance with generally accepted accounting principles in the U.S.  (“GAAP”), included in this release is the Non-GAAP financial measure Adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding restructuring, impairment and other charges, integration, acquisition and other charges, loss on early extinguishment of debt, stock-based compensation provision, and income (loss) from discontinued operations, net of taxes and should be read in conjunction with GAAP financial measures.   This Non-GAAP financial measure is not presented as an alternative to cash flow from operations, as a measure of our liquidity or as an alternative to reported net income as an indicator of our operating performance.  The Non-GAAP financial measure as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and services.  The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop services from design through fulfillment.   With 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.

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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation:  (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) our history of losses and ability to return to consistent profitability; (11) the availability of the Internet and other electronic media affecting demand for our products; (12) our labor relations; (13) compliance with environmental rules and regulations; (14) dependence on key management personnel; and (15) general economic, credit, business and labor conditions.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.